As filed with the Securities and Exchange Commission on June 16, 2009

Registration No. 333-__________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_______________

MINERALS TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware	25-1190717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Chrysler Building 405 Lexington Avenue New York, New York	10174-0002
(Address of Principal Executive Offices)	(Zip Code)

Minerals Technologies Inc. 2001 Stock Award and Incentive Plan
(Full title of the plan)

Kirk G. Forrest, Esq.
Vice President, General Counsel and Secretary
Minerals Technologies Inc.
The Chrysler Building
405 Lexington Avenue
New York, New York 10174-0002
(Name and address of agent for service)

(212) 878-1856
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer    [X]                                                                                        Accelerated filer    [   ]

Non-accelerated filer    [   ] (Do not check if a smaller reporting company)            Smaller reporting company    [   ]

______________________________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee

Common Stock, par value $0.10 per share	800,000	$40.56	$32,448,000	$1,810.60

(1) Amount of securities to be registered computed in accordance with Rule 457(h) of the Securities Act of 1933, as amended, (the "Securities Act") as the maximum number of additional shares of common stock, par value $0.10 per share ("Common Stock"), of Minerals Technologies Inc. (the "Registrant") issuable under the Registrant's 2001 Stock Award and Incentive Plan, as amended and restated as of March 18, 2009 (the "Plan"), that are covered by this Registration Statement.

(2) Each share of Common Stock registered hereunder includes an associated preferred stock purchase right described in the Registrant's Rights Agreement dated September 13, 1999. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock (including the associated preferred stock purchase rights) which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration, which results in an increase in the number of the outstanding shares of Registrant's Common Stock.

(3) Pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of determining the registration fee and is based upon the average of the high and low prices per share of the Registrant's Common Stock reported on the New York Stock Exchange on June 12, 2009.

INCORPORATION OF DOCUMENTS BY REFERENCE TO PRIOR REGISTRATION STATEMENT

      This Registration Statement is filed for the purpose of registering 800,000 additional shares of common stock, par value $0.10 per share ("Common Stock"), of Minerals Technologies Inc. (the "Registrant") for offers or sales under the Registrant's 2001 Stock Award and Incentive Plan, as amended and restated as of March 18, 2009 (the "Plan").  A Registration Statement on Form S-8 (No. 333-138245) that was filed with the Securities and Exchange Commission on October 27, 2006 (the "Prior Registration Statement") relating to the Plan is effective.  Accordingly, in accordance with General Instruction E to Form S-8, the Registrant hereby incorporates by reference herein the contents of the Prior Registration Statement, except with respect to the disclosure required by Item 6 of Part II of Form S-8, which is included herein.

PART II

Information Required in the Registration Statement

Item 6. Indemnification of Directors and Officers

Paragraph 13 of Article Seventh of the registrant's Amended and Restated Certificate of Incorporation eliminates the liability of the registrant's directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) any transaction from which the director derives an improper personal benefit. The registrant's By-Laws provide that the registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any person involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer, employee or agent of the corporation or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit enterprise, against all liability and loss suffered and expenses reasonably incurred by such person. The registrant also maintains a directors and officers liability insurance policy.

The provisions in the registrant's Amended and Restated Certificate of Incorporation and By-Laws do not eliminate the officers' and directors' fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each officer and director of the registrant will continue to be subject to liability for any breach of loyalty to the registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the officer or director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. These provisions also do not affect an officer's or director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

On January 28, 2009, the registrant entered into indemnification agreements (the "Indemnification Agreements") with each of the registrant's independent directors, as well as certain of the registrant's senior executive officers (collectively, the "Indemnified Parties"), to supplement the existing indemnification provisions set forth in the registrant's Amended and Restated Certificate of Incorporation and By-Laws.  In general, the Indemnification Agreements provide that, subject to certain exceptions set forth therein, the registrant will indemnify the Indemnified Parties for all costs, judgments, penalties, fines, liabilities, amounts paid in settlement and expenses actually and reasonably incurred by or on behalf of the Indemnified Parties in connection with (i) a proceeding other than a proceeding by or in the right of the registrant, by reason of the Indemnified Parties' status (the "Corporate Status") as a current or former director, officer, employee, fiduciary or agent of the registrant or of any other entity including, but not limited to, another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that such person is or was serving at the request of the registrant or by reason of anything done or not done by the Indemnified Parties in any such capacity and (ii) a proceeding by or in the right of the registrant by reason of the Indemnified Parties' Corporate Status or by reason of anything done or not done by the Indemnified Parties in any such capacity, to the extent provided by applicable law and as determined proper by the court in which such proceeding is brought.  The Indemnified Parties' entitlement to indemnification is in each case subject to the Indemnified Parties acting in good faith and in a manner the Indemnified Parties reasonably believed to be in or not opposed to the best interests of the registrant.

Additionally, the Indemnification Agreements provide the Indemnified Parties with the right to advancement by the registrant of expenses as they are incurred in connection with a proceeding prior to the final disposition of the proceeding.  Under the terms of the Indemnification Agreements, the Indemnified Parties will be entitled to indemnification if the Indemnified Parties are either successful on the merits or otherwise, in whole or in part, in defense of any proceeding or any claim under the proceeding.  The Indemnified Parties are also entitled to indemnification of expenses actually and reasonably incurred in connection with the Indemnified Parties' appearance as a witness or otherwise for legal expenses incurred as a result of or related to the Indemnified Parties' service as a director or officer of the registrant in a proceeding to which the Indemnified Parties are not, and are not threatened to be made, a party.

The determination of the Indemnified Parties' entitlement to indemnification under the Indemnification Agreements will be made by independent counsel if a change in control (as defined in the Indemnification Agreements) of the registrant has occurred, or otherwise (i) by a majority vote of disinterested directors (or by a committee of disinterested directors designated by a majority vote of such directors), whether or not such majority constitutes a quorum, (ii) if there are no disinterested directors (or if the disinterested directors so direct), by independent counsel or (iii) by the stockholders of the registrant.  Under the terms of the Indemnification Agreements, the Indemnified Parties are presumed to be entitled to indemnification and the registrant has the burden of proof in making any determination contrary to such presumption.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	By-Laws of the Registrant as amended and restated effective May 25, 2005.

4.3(3)	Rights Agreement, executed effective as of September 13, 1999, between Minerals Technologies Inc. and Chase Mellon Shareholders Services L.L.C., as Rights Agents, including as Exhibit B the forms of Rights Certificate and of Election to Exercise.

4.4(4)	2001 Stock Award and Incentive Plan of the Registrant, as amended and restated as of March 18, 2009.

5.1	Opinion of Kirk G. Forrest.

15.1	Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Kirk G. Forrest (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney of Paula H.J. Cholmondeley.

24.2	Power of Attorney of Duane R. Dunham.

24.3	Power of Attorney of Steven J. Golub.

24.4	Power of Attorney of Michael F. Pasquale.

24.5	Power of Attorney of John T. Reid.

24.6	Power of Attorney of William C. Stivers.

_____________________________________________________________________________________________

(1)  Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 1-3295) filed on March 11, 2004.

(2)  Incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K (Commission File No. 1-3295) filed on May 27, 2005.

(3)  Incorporated by reference to Exhibit 4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 (Commission File No. 1-3295) filed on March 11, 2005.

(4)  Incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K (Commission File No. 1-3295) filed on May 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 15 day of June 2009.

MINERALS TECHNOLOGIES INC.
(Registrant)
By:	/s/ Joseph C. Muscari __________________________________
Name:	Joseph C. Muscari
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph C. Muscari ________________ Paul R. Saueracker	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 15, 2009
/s/ John A. Sorel ____________ John A. Sorel	Senior Vice President-Finance and Chief Financial Officer (Principal Financial Officer)	June 15, 2009
/s/ Michael A. Cipolla ________________ Michael A. Cipolla	Vice President-Controller and Chief Accounting Officer (Principal Accounting Officer)	June 15, 2009
/s/ Paula H. J. Cholmondeley * _____________________ Paula H. J. Cholmondeley	Director	June 15, 2009
/s/ Duane R. Dunham * ________________ Duane R. Dunham	Director	June 15, 2009
/s/ Steven J. Golub * ______________ Steven J. Golub	Director	June 15, 2009
/s/ Joseph C. Muscari ________________ Joseph C. Muscari	Director	June 15, 2009
/s/ Michael F. Pasquale * _________________ Michael F. Pasquale	Director	June 15, 2009
/s/ John T. Reid * ____________ John T. Reid	Director	June 15, 2009
/s/ William C. Stivers * ______________ William C. Stivers	Director	June 15, 2009

*Signed by Kirk G. Forrest pursuant to a power of attorney signed by each individual and filed with this registration statement as an exhibit hereto.

Minerals Technologies Inc. Form S-8 Exhibit Index
Exhibit Number	Exhibit

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant.

4.2(2)	By-Laws of the Registrant as amended and restated effective May 25, 2005.

4.3(3)	Rights Agreement, executed effective as of September 13, 1999, between Minerals Technologies Inc. and Chase Mellon Shareholders Services L.L.C., as Rights Agents, including as Exhibit B the forms of Rights Certificates and of Election to Exercise.

4.4(4)	2001 Stock Award and Incentive Plan of the Registrant, as amended and restated as of March 18, 2009.

5.1	Opinion of Kirk G. Forrest.

15.1	Letter regarding Unaudited Interim Financial Information.

23.1	Consent of Kirk G. Forrest (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney of Paula H.J. Cholmondeley

24.2	Power of Attorney of Duane R. Dunham

24.3	Power of Attorney of Steven J. Golub

24.4	Power of Attorney of Michael F. Pasquale

24.5	Power of Attorney of John T. Reid

24.6	Power of Attorney of William C. Stivers

_____________________________________________________________________________________________

(1)  Incorporated by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2003 (Commission File No. 1-3295) filed on March 11, 2004.

(2)  Incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K (Commission File No. 1-3295) filed on May 27, 2005.

(3)  Incorporated by reference to Exhibit 4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 (Commission File No. 1-3295) filed on March 11, 2005.

(4)  Incorporated by reference to Exhibit 10.1 to the Registrant's current report on Form 8-K (Commission File No. 1-3295) filed on May 11, 2009.